Exhibit 10.19

DATED 17 March 2005

BETWEEN

19 ENTERTAINMENT LIMITED

and

SIMON ROBERT FULLER

DIRECTOR’S SERVICE AGREEMENT

Baker & McKenzie

London

Ref: MRK / CDL

THIS AGREEMENT is made on the 17th day of March, 2005

B E T W E E N:

(1)                                  19 ENTERTAINMENT LIMITED (company number: 1886042), a company registered in England, whose registered office is at 33 Ransomes Dock, 35-37 Parkgate Road, London SW11 4NP (“the Company”);

and

(2)                                  SIMON ROBERT FULLER of 19 The Mall, East Sheen, London SW14 (“the Executive”)

IT IS HEREBY AGREED as follows:-

1.                                      APPOINTMENT

The Company shall employ the Executive and the Executive shall serve the Company as Chief Executive Officer on and subject to the terms and conditions specified herein (“the Employment”).

2.                                      COMMENCEMENT OF EMPLOYMENT

2.1                                 The Employment will commence on 17 March 2005 (“the Commencement Date”) and shall continue for a period of six years, subject always to earlier termination under Clause 16 below.

2.2                                 The Executive’s period of continuous employment began on 26 February 1985.  This includes the Executive’s employment with the Company prior to 17 March 2005.

3.                                      DUTIES

3.1                                 The Executive shall be employed in the post of Chief Executive Officer in which capacity he shall:

(a)                                  devote all his time, attention and skill to his duties hereunder, and at all times act in the interests of the Company and its Associated Companies, and faithfully and diligently perform such duties and exercise such powers consistent therewith as may from time to time be assigned to or vested in him by the Board of the Company;

(b)                                 have sole responsibility for the day to day management of the Company and the business of the Company and its subsidiaries, subject to his remaining in compliance with annual budgets as agreed or otherwise amended or limited by the Board of the Company;

(c)                                  use his best endeavours to promote the interests and welfare and maintain the goodwill of the Company and any other Associated Company to which he has provided his services in accordance with this Agreement;

(d)                                 devote the whole of his time and attention and the full benefit of his knowledge, expertise and skills to the proper performance of his duties;

(e)                                  report to the Board of the Company and, as required, the Board of any parent or holding company of the Company;

(f)                                    use his best endeavours to maintain a good state of health;

(g)                                 not engage in any hazardous or dangerous pursuits or any action which might invalidate any insurance effected upon the Executive, the terms of which have been notified to the Executive in writing, in connection with the Executive’s services;

(h)                                 do everything in his power to maintain his present prestige and professional standing;

(i)                                     ensure that all material produced by the Executive in the course of his duties hereunder is not defamatory and is (in and so far as is applicable) original to the Executive; and

(j)                                     attend all meetings of the Board of Directors of Sports Entertainment Enterprises, Inc.(“CKX”) and all meetings pertaining to the office of the Chairman.  The parties acknowledge, for the avoidance of doubt, that all references to CKX under this Agreement shall, upon any merger of CKX with and into CKX, Inc. pursuant to laws of the state of Delaware, be construed as references to CKX, Inc.

3.2                                 The Executive shall obey the reasonable and lawful orders of the Board of the Company, or the Board of any parent or holding company of the Company, given by or with the authority of the Board, and shall comply with all the Company’s written rules, regulations, policies and procedures from time to time in force which do not conflict with the terms contained herein.

3.3                                 The Executive may be required in pursuance of his duties, and without further fees or remuneration, to perform services not only for the Company but also for any Associated Company, and to accept any office or position in any Associated Company which is consistent with his position with the Company, as the Board or the Company may from time to time reasonably require.  The Company may at its sole discretion loan out the Executive’s employment to any Associated Company on the same terms and conditions as set out herein.

3.4                                 With effect from the first meeting of the Board of Directors of CKX after the Commencement Date the Executive shall be required, subject to the approval of the shareholders of CKX, to accept the office of Director on the Board of Directors of CKX and position in the office of the Chairman of CKX.  The Executive shall be required, subject to the approval of the shareholders, to continue in the offices of Director on the Board of CKX and position in the office of the Chairman of CKX until such time as his employment with the Company terminates, for whatever reason, whereupon the Executive shall be required to resign this office in accordance with clause 17 below.

3.5                                 The Executive’s normal working hours are not fixed but shall be such hours as are necessary for the proper performance of his duties of employment.  The Executive acknowledges that he may be required to work more than forty eight hours a week and agrees to opt out of the maximum weekly working time for the purposes of Regulation 4 of the Working Time Regulations.

4.                                      EXCLUSIVITY OF SERVICE

4.1                                 Subject to clause 4.2 below, during the period of the Employment the Executive shall devote his full time and attention to his duties hereunder and shall not (without the prior written consent of the Board) directly or indirectly either on his own account or on behalf of any other person, company, business entity or other organisation:

(a)                                  (i) engage in, or (ii) be concerned with, or (iii) provide services to, (whether as an employee, officer, director, agent, partner, consultant or otherwise) any other business; or

(b)                                 accept any other engagement or public office.

4.2                                 Notwithstanding clause 4.1 above, during the period of the Employment the Executive may:

(a)                                  hold up to 5% of any securities in a company which is quoted on any recognised Stock Exchange; and

(b)                                 be involved in the companies listed in Schedule 2 provided that these companies do not compete with any trade or business carried on by the Company, and the Executive’s involvement with these companies does not affect his ability to perform his duties under clause 3 of this Agreement.

4.3                                 The Executive will not at any time whilst a director or employee of the Company or any of its subsidiaries or at any time thereafter, directly or indirectly, carry on a business in any part of Europe, whether similar to any business carried on by the Company or any Associated Company or otherwise, under a title containing the words “19” or “Nineteen” or “Idol” or “Idols” or any other word or words resembling the same and he will at all times procure that any company controlled by him and (so far as he is able) any person connected with him will not carry on such business under such title or name.

4.4                                 Subject to any written regulations issued by the Company which are applicable to him, neither the Executive nor his Immediate Relatives, nor any company or business entity in which he or they are interested, shall be entitled to receive or obtain directly or indirectly any discount, rebate, commission or other benefit in respect of any business transacted (whether or not by the Executive) by or on behalf of the Company or any Associated Company, and if the Executive, his Immediate Relatives or any company or business entity in which he or they is/are interested, shall directly or indirectly obtain any such discount, rebate, commission or other benefit the Executive shall forthwith account to the Company or the applicable Associated Company for the amount received or value of the benefit so obtained.

4.5                                 The Executive confirms that he has disclosed fully to the Company all circumstances in respect of which there is, or there might be, a conflict of interest between the Company or any Associated Company, and the Executive or his Immediate Relatives, and he agrees to disclose fully to the Company any such circumstances which may arise during the Employment.

5.                                      REMUNERATION

5.1                                 The Company shall pay to the Executive a base salary of £480,000 (four hundred and eighty thousand pounds) per annum, payable monthly in arrears by equal instalments.  The Compensation Committee of the Board of Directors of the Company’s parent company, CKX, will review the Executive’s salary on a periodic basis (not less frequently than annually) without any undertaking that the salary shall be automatically increased.

5.2                                 The remuneration specified in Clause 5.1 above shall be inclusive of any fees to which the Executive may be entitled as a Director of the Company or of any Associated Company.

5.3                                 The Executive shall also be eligible either to receive a bonus or to participate in a bonus plan as determined by the Compensation Committee of the Board of CKX, on and subject to the terms from time to time determined by the Committee.

6.                                      EXPENSES

The Company shall reimburse to the Executive (against receipts or other satisfactory evidence) all reasonable business expenses properly incurred and defrayed by him in the course of the Employment.  The Company agrees that the Executive shall be entitled to first class flights and first class hotel suite accommodation, and to a mileage allowance covering the costs of petrol and insurance in using his private car in the course of his duties of employment.

7.                                      DEDUCTIONS

The Company shall be entitled at any time during the Employment, or in any event on termination, to deduct from the Executive’s remuneration hereunder any monies due from him to the Company including but not limited to any outstanding loans, advances, the cost of repairing any damage or loss to the Company’s property caused by him (and of recovering the same), excess holiday, and any other monies owed by him to the Company.

8.                                      PLACE OF WORK

The Executive’s place of work shall be 32 Ransomes Dock, 35-37 Parkgate Road, London SW11 4NP or any such place in London as the Company shall from time to time advise him.  In the performance of his duties hereunder, the Executive may be required to travel both throughout and outside the United Kingdom.  It is acknowledged by the Company that the Executive may also elect from time to time to work at the Executive’s homes in London and France provided that this shall not prejudice the running of the Company or the discharge of the Executive’s duties hereunder and provided that he gives reasonable notice and remains fully contactable during any such period.

9.                                      SICKNESS BENEFITS

9.1                                 In case of sickness or other incapacity for work, the Executive must comply with the Company’s rules, from time to time in force, regarding sickness notification and doctor’s certificates.

9.2                                 In the event of sickness or other incapacity for work exceeding 30 days in aggregate in any calendar year of absence, the Company reserves the right to require the Executive to undergo a medical examination by a doctor or consultant nominated by it, in which event the Company will bear the cost thereof.

9.3                                 Provided the Executive has complied with the above rules, he will be entitled to receive Company Sick Pay, based on his normal salary, for the first 180 days in aggregate in any rolling twelve month period of absence.  Company Sick Pay will be deemed to include any Statutory Sick Pay (“SSP”) which the Executive may be eligible to receive under the legislation and regulations from time to time in force.  In the event of sickness or incapacity exceeding 180 days in aggregate in any rolling twelve month period of absence, and provided always that medical treatment of the Executive aimed at procuring his return to work is ongoing, the Executive shall be entitled to receive Company Sick Pay of £50,000 per annum, payable monthly in arrears, and subject to normal deductions for tax and National Insurance.  The Executive shall not be entitled to receive any other payments from the Company during such period of absence.

9.4                                 When calculating the Executive’s normal salary, deductions will be made for any State sickness or other benefits due to the Executive, as well as normal deductions for tax and National Insurance.

9.5                                 If the illness, accident or other incapacity shall be, or appear to be, caused by actionable negligence of a third party in respect of which damages are or may be recoverable, the Executive shall immediately notify the Board of that fact and of any claim, compromise, settlement or judgement made or awarded in connection with it.  The Executive shall also give to the Board all particulars the Board may reasonably require and shall, if required by the Board, refund all or such part of the sums paid to or for the benefit of him by way of salary, bonus or benefits during the relevant period as the Board may reasonably determine.  The amount to be refunded shall not, however, exceed the amount of damages or compensation and interest thereon recovered by the Executive, less any unrecovered costs borne by him, in connection with the recovery of such damages or compensation, and shall not exceed the total remuneration paid to him by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.

9.6                                 Any outstanding or prospective entitlement to private medical insurance or long term disability benefits shall not prevent the Company from exercising its right to terminate the Employment in accordance with Clause 16 hereof and the Company shall not be liable for any loss arising from such termination.

10.                               HOLIDAYS

10.1                           The Executive shall be entitled to receive his normal remuneration for all Bank and Public holidays normally observed in England and a further eight weeks’ holiday in each holiday year (the period from 1 January to 31 December).  The Executive may only take his holiday at such times as are agreed with the President or Chief Executive Officer of CKX.

10.2                           In the holiday year in which the Employment terminates the entitlement to holiday shall accrue on a pro rata basis for each complete month of service.

10.3                           The Company reserves the right, at its sole discretion, to require the Executive to take all or part of any outstanding holiday during any notice period.

10.4                           Holiday entitlement for one holiday year cannot be taken in subsequent holiday years without the prior permission of the Board. Failure to take holiday entitlement in the appropriate holiday year will lead to forfeiture of any accrued holiday not taken without any right to payment in lieu thereof.

11.                               BENEFITS

11.1                           The Executive shall be eligible to participate in any private medical insurance, life assurance or long term disability insurance schemes established by the Company, subject to the terms and conditions of such schemes from time to time in force.  The Company reserves the right to substitute other scheme(s) for such scheme(s) or amend the scale of benefits of such scheme(s) including the level of benefits.  If any scheme provider (including but not limited to any insurance company) refuses for any reason (whether based on its own interpretation of the terms of the insurance policy or otherwise) to provide any benefits to the Executive, the Company shall not be liable to provide any such benefits itself or any compensation in lieu thereof.

11.2                           Any actual or prospective loss of entitlement to long-term disability or private medical insurance benefits shall not limit or prevent the Company from exercising its right to terminate the Employment in accordance with Clause 16 hereof and the Company shall not be liable for any such loss.

12.                               REASONABLENESS OF RESTRICTIONS

The Executive recognises that, whilst performing his duties for the Company, he will have access to and come into contact with trade secrets and confidential information belonging to the Company or to Associated Companies and will obtain personal knowledge of and may obtain influence over its or their customers and/or employees.  The Executive therefore agrees that the restrictions contained or referred to in Clauses 13 and 15 and Schedule 2 are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies both during and after the termination of his employment.

13.                               CONFIDENTIALITY

13.1                           The Executive shall neither during the Employment (except in the proper performance of his duties) nor at any time (without limit) after the termination thereof, directly or indirectly

(a)                                  use for his own purposes or those of any other person, company, business entity or other organisation whatsoever; or

(b)                                 disclose to any person, company, business entity or other organisation whatsoever;

any trade secrets or confidential information relating or belonging to the Company or its Associated Companies.  “Confidential Information” includes but is not limited to any such information relating to clients, client lists or requirements, price lists or pricing structures, sales and marketing information, business plans or dealings, artists, suppliers, employees or officers, source codes and computer systems, software, inventions, financial information and plans, designs, formulae, prototypes, product lines, services, research activities, programme formats and ideas, recording agreements, songwriting agreements, licensing agreements, merchandising agreements, management agreements, presenter agreements, broadcast agreements, production agreements, artist management agreements, distribution agreements, record label agreements, any document marked ‘Confidential’ (or with a similar expression), or any information which the Executive has been told is confidential or which he might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers or other persons.

13.2                           The Executive shall not at any time during the continuance of his employment with the Company make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

13.3                           The obligations contained in Clause 13.1 shall not apply to any disclosures required by law, or to the Executive’s legal advisers on terms that they agree to maintain the confidentiality of such information, and shall cease to apply to any information or knowledge which may subsequently come into the public domain other than by way of unauthorised disclosure.

13.4                           The Executive acknowledges that all documents containing or referring to Confidential Information at any time in his control or possession are and shall at all times remain the absolute property of the Company and the Executive undertakes, both during the Employment and after the Termination Date:

(a)                                  to exercise due care and diligence to avoid any unauthorised publication, disclosure or use of Confidential Information and any documents containing or referring to it;

(b)                                 at the direction of the Board, to deliver up any Confidential Information (including all copies of all documents whether or not lawfully made or obtained) or to delete Confidential Information from any re-usable medium; and

(c)                                  to do such things and sign such documents at the expense of the Company as shall be reasonably necessary to provide evidence that this clause 13.4 has been complied with.

13.5                           The Executive agrees that the restrictions set out in this clause 13 are without prejudice to any other duties of confidentiality owed to the Company whether express or implied and are to survive the termination of the Employment for any reason.

13.6                           The Executive shall not make or communicate any statement (whether written or oral) to any representative of the press, television, radio, or other media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company or any Associated Company without obtaining the prior written approval of the Board of CKX.

14.                               INTELLECTUAL PROPERTY

14.1                           In this Clause “Intellectual Property” means patents, utility models, trade marks, trade names, domain names, designs, copyrights and related rights (including, without limitation, rights in computer software), topography rights, rights in databases, know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all renewals and extensions, and all rights having equivalent or similar effect anywhere in the world;.

14.2                           The Executive acknowledges, having regard to the nature of the business of the Company and its Associated Companies and the nature of his expertise, that:

(a)                                  the duties of the Executive during the Employment may include the making, discovering, producing, processing, developing and creating of Intellectual Property;

(b)                                 Intellectual Property may reasonably be expected to result from the carrying out by the Executive of his duties; and

(c)                                  due to the nature of the Executive’s duties and the particular responsibilities arising from them, the Executive has a special obligation to further the interests of the Company, both within the meaning of Section 39(1)(b) of the Patents Act 1977 and otherwise.

14.3         The Executive shall disclose to the Company full details of any Intellectual Property made, discovered, produced or created by him in the course of the Employment, whether or not during normal working hours or using office stationery or equipment belonging to the Company, which is connected with or in any way affects or relates to the business of the Company or any Associated Company.

14.4         The Executive shall do all things and execute all documents that may reasonably be necessary to enable the Company to obtain the benefit of any right to which it may be entitled in respect of any Intellectual Property made or acquired by the Executive in the course of the Employment and to secure patent or other appropriate protection for it.

14.5         Without prejudice to the provisions of clause 14.2, the Executive shall disclose to the Company full details of any Intellectual Property made, discovered, produced or created by the Executive in the course of his duties (whether or not during normal working hours or using office stationery or equipment belonging to the Company) and the Executive hereby assigns to the Company, by way of assignment of future copyright or other Intellectual Property rights, all rights of copyright or other Intellectual Property rights throughout the world in such copyright work or Intellectual Property.

14.6         The Executive shall, before assigning or granting rights in relation to any invention or copyright work or other Intellectual Property created by him to which the Company is not entitled under this Agreement and/or at law, allow the Company a reasonable opportunity to evaluate the same, and the Executive shall not dispose of any rights to any third party unless he has first given written notice to the Company with full, complete and bona fide details of the price and terms offered to or by the third party and offered the Company, or any Associated Company, an opportunity to purchase the rights concerned at the same price and on the same terms within 28 days of the date of the notice.

15.                               POST-TERMINATION OBLIGATIONS

15.1                           The Executive agrees that he will observe the post-termination obligations set out in Schedule 1 hereto.

15.2                           The Executive agrees that in the event of receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Agreement or during the continuance in force of any of the restrictions set out in Schedule 1 annexed hereto, he will forthwith provide to such person, company, business entity or other organisation making such an offer of employment a full and accurate copy of Clauses 13 and 14 hereof, and Schedule 1 annexed hereto.

16.                               TERMINATION

16.1                           Notwithstanding Clause 2 above, the Company may terminate the Employment in advance of expiry of the term of this Agreement without notice, or pay in lieu of the unexpired period of the term, if the Executive shall at any time:-

(a)                                  commit any act of fraud or dishonesty, or other gross misconduct; or

(b)                                 after having been given notice in writing of the Company’s intention to terminate under this sub-clause, fails to remedy within 30 days any repeated or continued breach or non-observance of any of the duties or any of the express obligations specified in such notice; or

(c)                                  become bankrupt, apply for or have made against him a receiving order under Section 286 Insolvency Act 1986, or have any order made against him to reach a voluntary arrangement as defined by Section 253 of that Act; or

(d)                                 resign as a director of the Company or any Associated Company (without the written consent of the Board of the Company or the Associated Company concerned); or

(e)                                  be or become of unsound mind; or

(f)                                    for an aggregate period of 180 days or more in any period of 12 consecutive months be incapable of performing his duties hereunder by reason of ill health or other incapacity (whether accidental or otherwise); or

(g)                                 be convicted of a criminal offence punishable by a term of imprisonment (excluding an offence under road traffic legislation in respect of which he is not sentenced to a term of imprisonment); or

(h)                                 be or become prohibited by law from being a director; or

(i)                                     directly or indirectly advise or participate or act in concert with any person who makes or is considering making any offer for the issued share capital of the Company or any Associated Company including, for the avoidance of doubt, CKX.

Any reasonable delay by the Company in exercising such right to termination shall not constitute a waiver thereof.

16.2                           Subject to earlier termination pursuant to the terms of this Agreement, the Executive’s Employment shall be deemed to have terminated automatically and by mutual consent on the date of the Executive’s 65th birthday.  For the avoidance of doubt, if the Executive’s Employment terminates pursuant to this Clause 16.2, the Company shall pay the Executive’s remuneration and benefits up to and including the date of his 65th birthday and thereafter no amounts shall be due and owing from the Company to the Executive.

16.3         On termination of the Employment, the Executive shall forthwith return to the Company in accordance with its instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company or its Associated Companies (including but not limited to keys, credit cards, equipment and passes) which are in his possession or under his control.  The Executive shall, if so required by the Company, confirm in writing his compliance with his obligations under this Clause 16.3.

16.4         The Company shall have the right to suspend the Executive on full pay for a period not exceeding three months pending any investigation into any potential dishonesty or gross misconduct which may give rise to a right to the Company to terminate pursuant to Clause 16.1 above.

16.5         The termination of the Employment shall be without prejudice to any right the Company may have in respect of any breach by the Executive of any of the provisions of this Agreement which may have occurred prior to such termination.

16.6         The Executive agrees that he will not at any time after the termination of the Employment represent himself as still having any connection with the Company or any Associated Company, save as a former employee for the purpose of communicating with prospective employers or complying with any applicable statutory requirements.

17.                               DIRECTORSHIPS

17.1         The Executive shall forthwith resign in writing from all directorships, trusteeships and other offices he may hold from time to time with the Company or any Associated Company without compensation for loss of office in the event of:-

(a)                                  the termination of his employment; or

(b)                                 either the Company or the Executive serving on the other notice of termination of the Employment.

17.2         In the event of the Executive failing to comply with his obligations under Clause 17.1 above, he hereby irrevocably and unconditionally authorises the Company to appoint some person in his name and on his behalf to sign or execute any documents and/or do all things necessary or requisite to give effect to such resignations as referred to in Clause 17.1 above.

18.                               LIQUIDATION FOR RECONSTRUCTION OR AMALGAMATION

The Executive shall have no claim against the Company if the Employment is terminated by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction provided that he is offered employment with any concern or undertaking resulting from such amalgamation or reconstruction on terms and conditions which, taken as a whole, are not substantially less favourable than the terms of this Agreement.

19.                               GRIEVANCE AND DISCIPLINARY PROCEDURES

If the Executive has any grievance relating to the Employment, he should raise it with the Chief Executive Officer of CKX and thereafter (if the matter is not resolved) with the Board. In such a case the Board will deal with the matter by discussion and majority decision of those present and voting (but without the Executive being entitled to vote on that issue).  There is no disciplinary procedure applicable to the Executive.

20.                               SEVERABILITY

The various provisions and sub-provisions of this Agreement and the Schedules attached hereto are severable and if any provision or sub-provision is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or sub-provisions in this Agreement or Schedules.

21.                               WARRANTIES

21.1                           The Executive represents and warrants that he is not prevented by any agreement, arrangement, contract, understanding, Court Order or otherwise, which in any way directly or indirectly restricts or prohibits him from fully performing the duties of the Employment, or any of them, in accordance with the terms and conditions of this Agreement.

21.2         The Executive represents and warrants that he has the full right to convey the rights granted hereunder to the Company.  The Executive agrees to indemnify and hold the Company harmless from any and all claims, losses, damages or expenses sustained in consequence of a breach of this warranty PROVIDED THAT this indemnity shall be limited to payments made pursuant to a court order or a settlement made with the Executive’s prior written consent (not to be unreasonably withheld).

21.3                           The Executive represents and warrants that, as at the date of this Agreement:

(a)                                  he has not brought any claims against the Company or any Associated Company, or its or their respective officers, employees or shareholders, including but not limited to contractual claims, breach of contract, tort and Statutory Employment Protection Claims which could be brought in an Employment Tribunal, in any jurisdiction anywhere in the world; and

(b)                                 he is not aware of any facts or matters that may entitle him to bring a claim, whether under statute, common law or otherwise, in any jurisdiction in the world, howsoever arising, including but not limited to contractual claims, breach of contract, tort and Statutory Employment Protection Claims which could be brought in an Employment Tribunal, against the Company or any Associated Company, its or their officers, employees or shareholders.

21.4                           For the purposes of this clause, “Statutory Employment Protection Claim” means any claim under the Employment Rights Act 1996 (as amended), Sex Discrimination Act 1975 (as amended), Equal Pay Act 1970 (as amended), Race Relations Act 1976, Disability Discrimination Act 1995 (as amended), Transfer of Undertakings (Protection of Employment) Regulations 1981 (as amended), Working Time Regulations 1998 (as amended), Employment Relations Act 1999, Art.141 of the EC Treaty, Equal Pay Directive No 75/117, other EU Directives, Trade Union & Labour Relations (Consolidation) Act 1992 (as amended), National Minimum Wage Act 1998, Public Interest Disclosure Act 1998, Data Protection Act 1998, Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Employment Act 2002, Employment Equality (Religion or Belief) Regulations 2003 and Employment Equality (Sexual Orientation) Regulations 2003.

22.                               NOTICES

22.1                           Any notice to be given hereunder may be delivered (a) in the case of the Company by first class post addressed to its Registered Office for the time being and (b) in the case of the Executive, either to him personally or by first class post to his last known address.

22.2                           Notices served by post shall be deemed served on the second business day after the date of posting.  For the purposes of this Clause, “business day” means a day on which banks are open for business in the place of both the posting and the address of the notice.

23.                               DEFINITIONS

In this Agreement the following words and cognate expressions shall have the meanings set out below:-

23.1                           an “Associated Company” includes any firm, company, corporation or other organisation :-

(a)                                  which is directly or indirectly controlled by the Company; or

(b)                                 which directly or indirectly controls the Company; or

(c)                                  which is directly or indirectly controlled by a third party who also directly or indirectly controls the Company; or

(d)                                 of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

(e)                                  which is the successor in title or assign of the firms, companies, corporations or other organisations referred to above.

23.2                           “The Board” shall mean the Board of Directors of the Company (or, if the context requires, an Associated Company).

23.3                           “Control” has the meaning ascribed by Section 416 Taxes Act 1988 (as amended).

23.4                           “Day to day management” shall mean authority to conduct, supervise and oversee all aspects of day to day activities including (without limitation):-

(a)                                  taking or approving creative decisions;

(b)                                 the right to employ or engage and dismiss or terminate employees and contractors;

(c)                                  contract negotiations;

(d)                                 financial decisions (within any budget or business plan approved by the Board); and

(e)                                  determine identity of third party suppliers and advisers

23.5                           “Immediate Relatives” shall include husband, wife, common law spouse, children, brothers, sisters, cousins, aunts, uncles, parents, grandparents, and the aforesaid relatives by marriage.

23.6                           “Termination Date” shall mean the date upon which the Executive’s employment with the Company terminates.

24.                               CONSTRUCTION

24.1         The provisions of Schedules 1 and 2 hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Agreement and shall be enforceable accordingly.

24.2         The benefit of each agreement and obligation of the Executive under Clause 13 and Schedule 1 hereto of this Agreement may be assigned to and enforced by all successors and assigns for the time being of the Company and its Associated Companies and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Agreement.

25.                               PRIOR AGREEMENTS

This Agreement cancels and is in substitution for all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Executive, including but not limited to the Director’s Service Agreement dated 15 September 2001, all of which shall be deemed to have been terminated by mutual consent.  This Agreement constitutes the entire terms and conditions of the Executive’s employment and no waiver or modification thereof shall be valid unless in writing, signed by the parties and only to the extent therein set forth.

26.                               GOVERNING LAW AND JURISDICTION

This Agreement is governed by and construed in accordance with the laws of England.  The parties hereto submit to the exclusive jurisdiction of the English Courts.

IN WITNESS whereof the parties hereto have executed this Agreement as a Deed the day and year first above written.

SIGNED AS A DEED by	}

19 ENTERTAINMENT LTD	}	/s/ Howard Tytel

acting by Howard Tytel	)

and Thomas Benson	}	/s/ Thomas Benson

SIGNED AS A DEED and	}

DELIVERED AS A DEED	}

by SIMON FULLER in	}

the presence of	}	/s/ Simon Fuller

Witness’ Name	J. Brannigan

Address	18C Roseleigh Ave,
London N5 1SP

Occupation	Solicitor

Signature	/s/ J. Brannigan

SCHEDULE 1

1.                                      Non-Competition

The Executive hereby agrees that he shall not, without the consent in writing of the Board for the Relevant Period within the Prohibited Area and whether on his own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever, in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of:-

1.1                                 the discovery, development and / or management of talent, and the operation of talent management agencies;

1.2                                 the development of television and film formats and ideas and / or television and film production;

1.3                                 the operation of independent record labels;

1.4                                 any licensing or sponsorship which is the same or of similar type to that carried on by the Company;

1.5                                 any other business which is the same or similar to any business of the Company carried on during the twelve months immediately preceding the Termination Date;

1.6                                 the development or provision of any other services which are of the same or similar type to any services provided by the Company during the twelve months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of businesses or services with which the Executive was either personally concerned or for which he was responsible on behalf of the Company during the twelve months immediately preceding the Termination Date.

2.                                      Non-Solicitation of Artists

The Executive hereby agrees that he shall not for the Relevant Period whether on his own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation, and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Artist or Prospective Artist:-

2.1                                 with whom the Executive has had material contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.2                                 for whom the Executive was, in a management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.                                      Non-Solicitation of Employees

The Executive hereby agrees that he will not for the Relevant Period either on his own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:-

3.1                                 (i) induce, or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Key Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2                                 be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Key Employee.

4.                                      Associated Companies

4.1                                 The provisions of paragraphs 4.2 and 4.3 below shall only apply in respect of those Associated Companies (i) to whom the Executive gave his services, or (ii) for whom he was responsible, or (iii) with whom he was otherwise concerned, in the twelve months immediately preceding the Termination Date.

4.2                                 Paragraphs 1, 2, 3, 4 and 6 in this Schedule 2 shall apply as though references to the “Associated Company” were substituted for references to the “Company”.  The obligations undertaken by the Executive pursuant to this Schedule 2 shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

4.3                                 In relation to each Associated Company referred to in paragraphs 4.1 and 4.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Executive agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Executive fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Executive, to execute all such documents as are required to give effect to the foregoing, on his behalf.

5.                                      Definitions

For the purposes of this Schedule 1, the following words and cognate expressions shall have the meanings set out below:

5.1                                 “Artist” means any recording artist, songwriter, producer, TV presenter or other person who, at any time during the period of twelve months ending on the Termination Date, was managed by or party to or the subject of a recording agreement, songwriting agreement, licence agreement, merchandising agreement, management agreement or a presenter agreement with the Company or any Associated Company and with whom the Executive had contact during the period of twelve months ending on the date of termination of the employment;

5.2                                 “Associated Company”, “Board”, and “Company” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

5.3                                 “Key Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and

(a)                                  with whom the Executive had material contact or dealings in performing his duties of his employment; and

(b)                                 who had material contact with Artists in performing his or her duties of employment with the Company or any Associated Company (as applicable); or

(c)                                  who was a member of the management team of the Company or any Associated Company (as applicable).

5.4                                 “Prohibited Area” means anywhere in Europe or North America;

5.5                                 “Prospective Artist” shall mean any person with whom the Company or any Associated Company has had any negotiations or material discussions regarding the possibility of entering into a recording agreement, songwriting agreement, licence agreement, merchandising agreement, management agreement or presenter agreement with the Company or an Associated Company.

5.6                                 The “Relevant Period” shall mean the lesser of:-

(a)                                  the twelve months immediately following the Termination Date;

(b)                                 six years after the Commencement Date.

5.7                                 “Commencement Date” shall have the meaning set out in Clause 2.1 of the Agreement.

5.8                                 “Termination Date” shall have the meaning set out in Clause 23 of the Agreement.